EXHIBIT 10.12

April 6, 2017

Jeff Titterton

Dear Jeff:

On behalf of Zendesk, Inc. (the “Company”), I am pleased to offer you employment with the Company. This letter outlines the terms for your employment.

Position: Your initial position with the Company will be Senior Vice President, Marketing. This is a regular full-time exempt position reporting to Chief Revenue Officer, Bryan Cox.

Start Date: Unless we arrange separately, your first day of employment will be prior to or on May 15, 2017, subject to the satisfactory completion by the Company of your background check, credentials and references (the “Start Date”).

Salary: The Company will pay you an annual salary of $330,000, paid bi-weekly during your employment, and subject to periodic review and adjustments at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Bonus: You will be eligible to receive an annual performance bonus of $115,500 based upon quarterly and annual targets established separately (the “Bonus”). The actual Bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The Bonus will also be subject to your employment for the full period covered by the Bonus, approval by and adjustments at the discretion of the Company’s Board of Directors (“Board”) and the terms of any applicable bonus plan separately delivered to you. The Company or the Company’s Board may also make adjustments in the targeted amount of your Bonus. The Bonus will be prorated to your Start Date.

Sign-on Bonus: The Company will provide you with a sign-on bonus of $100,000, subject to applicable taxes and withholdings (the “Sign-on Bonus”). The full amount of the Sign-on Bonus will be advanced to you on the next regularly scheduled payroll date after your Start Date. You will earn the Sign-on Bonus upon completing twelve months of employment with the Company after the Start Date. In the event that your employment is terminated with Cause (as defined in the Company’s Change in Control Acceleration Plan (the “Acceleration Plan”)) or you resign without Good Reason (as defined in the Acceleration Plan), within twelve months of the Start Date, you will be required to repay the full Sign-on Bonus to the Company, no later than sixty (60) days after your termination or resignation. There shall be no obligation to repay the Sign-on Bonus in the event that your employment is terminated by the Company without Cause or you resign with Good Reason.

RSU Award: You will be eligible to participate in the Company’s equity incentive program, subject to approval by the Company’s Board. We will recommend to the Board, or a delegee of the Board, that you be granted Restricted Stock Units (“RSUs”) representing 60,000 shares of the Company’s Common Stock. The terms and conditions associated with any RSUs granted to you, including vesting and other conditions, will be governed by the Company’s equity incentive plan and any associated Restricted Stock Unit Award Agreement that you may be required to enter with the Company.

Restricted Stock Unit Vesting: Your RSUs will vest over a four-year vesting schedule, subject to acceleration provisions provided below. The first 25% shall vest during the month of the first anniversary of your start date with the Company. The remaining 75% shall vest ratably over the remaining 36 months.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Company’s Board. We will recommend to the Board, or a delegee of the Board, that you be granted an option to purchase 70,000 shares of the Company’s Common Stock at the stock’s fair market value on the date of grant. Your eligibility for stock options will be governed by the Company’s equity incentive plan and any associated stock option agreement that you may be required to enter with the Company.

Stock Option Vesting: Your stock options will vest over a four-year vesting schedule, subject to acceleration provisions provided below. The first 25% shall vest on the first anniversary of your Start Date with the Company. The remaining 75% shall vest ratably over the remaining 36 months.

Acceleration of the Vesting of Equity: You will be eligible to participate in the Acceleration Plan. The Acceleration Plan provides for the acceleration of the vesting of a participant’s RSUs and stock options in the event that the participant’s provision of services to the Company is terminated under certain circumstances following a change in control of the Company, subject to the terms and conditions set forth in the Acceleration Plan. The full text of the Acceleration Plan is available for your review.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to employees, including health, dental, life and disability insurance, subject to the terms and conditions of those plans and programs which may be modified from time to time. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You may also participate in the Company’s 401(k) Retirement Plan and you will be eligible to participate in our “Take What You Need” Vacation Policy.

Representation Regarding Other Obligations: This offer is contingent on your representation that you are not subject to any confidentiality, non-competition agreement or a similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may limit your ability to work on behalf of the Company, please provide the Company a copy of such agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time provided that the at-will nature of your employment may not be altered except by a formal writing signed by the Company’s Chief Executive Officer. You also will be required to sign the Company’s standard Confidentiality, Compliance and Assignment Agreement as a condition of your employment. This offer letter and the Confidentiality, Compliance and Assignment Agreement shall be governed by California law. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. You will be required to complete Form I-9 in accordance with the Immigration Reform and Control Act of 1986. You are required to complete Section 1 of the Form I-9 on or before your first day of employment and to present, within 72 hours of hire, verification of your identity and legal right to work in the United States. On your first day of employment, bring original documents to verify your employment eligibility - please refer to the I-9 form for the list of acceptable documents.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by April 7, 2017 by signing below and returning a copy. We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

/s/ Mikkel Svane
Mikkel Svane
Chief Executive Officer

/s/ Jeff Titterton
Jeff Titterton

Date: 4/6/2017